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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Subsidiaries                                        Percentage Owned   State of Incorporation
------------                                        ----------------   ----------------------
Greene County Bank                                        100%                Tennessee

Premier Bank of East Tennessee(2)                         100%                Tennessee

American Fidelity Bank(1)                                 100%                Tennessee


SUBSIDIARIES OF GREENE COUNTY BANK

Superior Financial Services, Inc.                         100%               Tennessee

Superior Mortgage Company                                 100%               Tennessee

GCB Acceptance Corporation                                100%               Tennessee

Fairway Title Company                                     100%               Tennessee


(1) Currently dormant following combination of business operations into Greene County Bank in 1996 and survival of charter only under Tennessee law.

(2) Currently dormant following combination of business operations into Greene County Bank in 1998 and survival of charter only under Tennessee law. On March 15, 1999, the Company entered into an agreement with an unrelated third party to sell the charter of Premier Bank of East Tennessee.